Exhibit 10.34

AMENDMENT NO. 2 TO
JACK HENRY & ASSOCIATES, INC.
2006 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Jack Henry & Associates, Inc. (the "Company") previously adopted the Jack Henry & Associates, Inc. 2006 Employee Stock Purchase Plan (the "Plan"); and

WHEREAS, the Company desires to amend the Plan regarding the purchase price of a share of common stock of the Company;

NOW, THEREFORE, effective January 1, 2008, Section 2(p) of the Plan is deleted in its entirety and replaced with the following:

(p)     "Purchase Price" shall mean 85% of the Fair Market Value of a share of Common Stock on the Exercise Date, provided, however, that in no event shall the Purchase Price be less than $0.01 per share, and provided further that the Purchase Price may be adjusted by the Board pursuant to Section 20.